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                                                                   EXHIBIT 10.6a

                              CONSULTING AGREEMENT



         THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into this 1st day of August, 2002, by and between ZALE CORPORATION, a Delaware corporate ("Company"), and ROBERT J. DINICOLA, a Texas resident ("Consultant").

                                   BACKGROUND:

         WHEREAS, Company desires to retain Consultant to provide certain services to Company, and Consultant desires to provide such services to Company, all subject to and in accordance with the terms and conditions contained herein.

         NOW, THEREFORE, FOR AND IN CONSIDERATION of the premise, the mutual promises, covenants and agreements contain herein, and other good and valuable consideration, the receipt and sufficiency of hereby acknowledged, the parties hereto hereby agree as follows:

         1. SERVICES. Subject to the terms and conditions set forth in this Agreement, Company hereby retains Consultant to provide to Company certain consulting services as required by the Chief Executive Officer from time to time (the "Services"), and Consultant agrees to render the Services to Company. Consultant shall perform the Services upon the specific request of, and in accordance with the directions of, Company in each instance.

         2. OBLIGATIONS OF CONSULTANT. In his performance of the Services hereunder, Consultant shall at all times comply with and abide by the terms and conditions set forth in this Agreement and all applicable policies and procedures of Company. Consultant shall further perform the Services in accordance with all applicable laws, rules and regulations and by following and applying the highest professional guidelines and standards.

         3. COMPENSATION. Subject to the terms and conditions set forth in this Agreement, and as full and complete compensation for the Services, Company shall pay to Consultant, and Consultant shall accept, an annual fee of $150,000 each year during the Term. Each annual fee shall be paid in twelve (12) equal monthly payments on or before the last day of the month.

         4. EXPENSE REIMBURSEMENT. The Company shall pay or reimburse Consultant for all reasonable business expenses incurred or paid by Consultant in the course of performing his duties hereunder, including but not limited to reasonable travel expenses for Consultant and his spouse. As a condition to such payment or reimbursement, however, Consultant shall maintain and provide to the Company reasonable documentation and receipts for such expenses.

         5. INDEPENDENT CONSULTANT. Both Consultant and Company, in the performance of this Agreement, will be acting in their own separate capacities and not as agents, employees, partners, joint venturers or associates of one another. It is expressly understood and agreed that Consultant is an independent contractor of Company in all manners and respects and that Consultant is not authorized to bind Company to any liability or obligation or to represent that he


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has any such authority. Consultant shall be solely responsible for all of his withholding taxes, social security taxes, unemployment taxes, and workers' compensation insurance premiums.

         6. TERM AND TERMINATION.

            (a) Unless sooner terminated pursuant to the terms hereof of this Agreement shall commence as of the date hereof and continue for a period of five
(5) years (the "Term").

            (b) Notwithstanding anything else contained herein to the contrary, and in addition to any other rights and remedies available at law, in equity or hereunder, either party hereto may cancel and terminate this Agreement if the other party fails to correct or cure any material breach hereunder within thirty
(30) days after it receives written notice of such breach from the non-breaching party.

         7. NON-COMPETITION. Consultant agrees that during the Term and for a period of eighteen (18) months from the date of the termination or expiration of this Agreement, he will not, directly or indirectly, compete with the Company by providing to any company that is in a "Competing Business" services substantially similar to the services currently being provided by Consultant. Competing Business shall be defined as any business that engages, in a material way, in the wholesale or retail sale of jewelry in the United States, and Consultant's employment function or affiliation is directly or indirectly in such business of jewelry.

         8. NONSOLICITATION OF EMPLOYEES. For a period of two years after the termination or expiration of this Agreement, Consultant shall not, on his own behalf or on behalf of any other person, partnership, association, corporation, or other entity, solicit or in any manner attempt to influence or induce any employee of the Company or its subsidiaries or affiliates (known by the Consultant to be such) to leave the employment of the company or its subsidiaries or affiliates, nor shall he use or disclose to any person, partnership association, corporation or other entity any information obtained while an employee of the Company concerning the names and addresses of the Company's employees.

         9. NONDISCLOSURE OF TRADE SECRETS. During the term of this Agreement, Consultant will have access to and become familiar with various trade secrets and proprietary and confidential information of the Company, its subsidiaries and affiliates, including, but not limited to, processes, computer programs, compilations of information, records, sale procedures, customer requirements, pricing techniques, customer lists, methods of doing business and other confidential information (collectively, referred to as "Trade Secrets") which are owned by the Company, its subsidiaries and/or affiliates and regularly used in the operation of its business, and as to which the Company, its subsidiaries and/or affiliates take precautions to prevent dissemination to persons other than certain directors, officers and employees. Consultant acknowledges and agrees that the Trade Secrets (1) are secret and not known in the industry; (2) give the Company or its subsidiaries or affiliates an advantage over competitors who do not know or use the Trade Secrets; (3) are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Trade Secrets; and (4) are valuable, special and unique assets of the Company or its subsidiaries or affiliates, the disclosure of which could cause substantial injury and loss of profits and goodwill to the Company or its


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subsidiaries or affiliates. Consultant may not use in any way or disclose any of the Trade Secrets, directly or indirectly, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment under this Agreement, if required in connection with a judicial or administrative proceeding, or if the information becomes public knowledge other than as a result of an unauthorized disclosure by the Consultant. All files, records, documents, information, data and similar items relating to the business of the Company, whether prepared by Consultant or otherwise coming into his possession, will remain the exclusive property of the Company and may not be removed from the premises of the Company under any circumstances without the prior written consent of the Board (except in the ordinary course of business during Consultant's period of active employment under this Agreement), and in any event must be promptly delivered to the Company upon termination of Consultant's employment with the Company. Consultant agrees that upon his receipt of any subpoena, process or other request to produce or divulge, directly or indirectly, any Trade Secrets to any entity, agency, tribunal or person, Consultant shall timely notify and promptly hand deliver a copy of the subpoena, process or other request to the Board. For this purpose, Consultant irrevocably nominates and appoints the Company (including any attorney retained by the Company), as his true and lawful attorney-in-fact, to act in Consultant's name, place and stead to perform any act that Consultant might perform to defend and protect against any disclosure of any Trade Secrets.

         10. SEVERABILITY. The parties hereto intend all provisions of Sections 7, 8 and 9 hereof to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision of Sections 7, 8 or 9 hereof is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable. In addition, however, Consultant agrees that the nonsolicitation and nondisclosure agreements set forth above each constitute separate agreements independently supported by good and adequate consideration shall be severable from the other provisions of, and shall survive, this Agreement. The existence of any claim or cause of action of Consultant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants of Consultant contained in the nonsolicitation and nondisclosure agreements. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never constituted a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added as part of this Agreement, a provision as similar in its terms to such illegal, invalid or enforceable provision as may be possible and be legal, valid and enforceable.

         11. OWNERSHIP OF WORK PRODUCT. All work product, property, data, documentation, information or materials conceived, discovered, developed or created by Consultant pursuant to this Agreement (collectively, the "Work Product") shall be owned exclusively by Company. To the greatest extent possible, any "Work Product shall be deemed to be a "work made for hire" (as defined in the United States Copyright Act, 17 U.S.C.A. Section 101 et seq., as amended) and owned


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exclusively by Company. Consultant hereby unconditionally and irrevocably transfers and assigns to Company all right, title and interest in or to any Work Product.

         12. NOTICES.

             (a) All notices provided for or required by this Agreement shall be in writing and shall be delivered personally to the other party, or mailed by certified or registered mail (return receipt requested), or delivered by a recognized overnight courier service, as follows:

             If to Company:          Zale Corporation
                                     901 West Walnut Hill Lane
                                     Irving, TX 75038
                                     Attn:  Mary L. Forte, CEO
                                     with a copy to the Zale's Legal Department

             If to Consultant:       Robert J. DiNicola
                                     6211 St. Andrew's Drive
                                     Dallas, TX 7 205

             (b) Notices delivered pursuant to Section 12(a) hereof shall be deemed given: at the time delivered, if personally delivered, three (3) business days after being deposited in the mail, if mailed; and one (1) business day after timely delivery to the courier, if by overnight courier service.

             (c) Either party hereto may change the address to which notice is to be sent by written notice to the other party in accordance with the provisions of this Section 12.

         13. MISCELLANEOUS.

             (a) This Agreement, including all Exhibits hereto (which are incorporated herein by this reference), contains the entire agreement and understanding concerning the subject matter hereof between the parties hereto. No waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof, shall be binding upon either party hereto unless confirmed in writing. This Agreement may not be modified or amended, except by a writing executed by both parties hereto. No waiver by either party hereto of any term or provision of this Agreement or of any default hereunder shall affect such party's rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar.

             (b) The parties acknowledge and agree that this Agreement and the obligations and undertakings of the parties under this Agreement will be performable in Irving, Dallas County, Texas. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. If any action is brought to enforce or interpret this Agreement, venue for the action will lie in Irving, Dallas County, Texas.


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             (c) Consultant may not assign this Agreement, in whole or in part, without the prior written consent of Company, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect.

             (d) This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

             (e) The headings contained herein are for the convenience of the parties only and shall not be interpreted to limit or affect in any way the meaning of the language contained in this Agreement.

             (f) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same Agreement. Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any telecopy or other facsimile transmission of any signature shall be deemed an original and shall bind such party.

             (g) If any provision of this Agreement shall be held void, voidable, invalid or inoperative, no other provision of this Agreement shall be affected as a result thereof, and accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid or inoperative provision had not been contained herein.

             (h) This Agreement shall not be construed more strongly against either party hereto regardless of which party is responsible for its preparation.

             (i) Upon the reasonable request of the other party, each party hereto agrees to take any and all actions, including, without limitation, the execution of certificates, documents or instruments, necessary or appropriate to give effect to the terms and conditions set forth in this Agreement.


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         IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the day and year first above written.

                                    "Company"

                                    ZALE CORPORATION

                                    By:      /s/ Mary L. Forte
                                       -----------------------------------------
                                    Name:    Mary L. Forte
                                         ---------------------------------------
                                    Title:   Chief Executive Officer
                                          --------------------------------------

                                    "Consultant"

                                    /s/ Robert J. DiNicola
                                    --------------------------------------------
                                    Robert J. DiNicola



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